SHAREHOLDER VOTING AGREEMENT

      THIS SHAREHOLDER VOTING AGREEMENT (the "Agreement") is entered into as of the 1st day of August, 2000 (the "Effective Date"), among and between those parties executing a counterpart signature page of this Agreement (hereinafter collectively, "Shareholders").

                         W I T N E S S E T H:

      WHEREAS, the Shareholders own, collectively, Twelve Million Seven Hundred Fifty Thousand One (12,750,001) shares (the "Subject Shares") of the $ .001 par value common stock (the "Common Stock") of Visual Bible International, Inc., a Florida corporation (the "Corporation");

      WHEREAS, the Subject Shares represent the majority of the issued and outstanding Common Stock of the Corporation as of the date hereof; and

      WHEREAS, the Shareholders believe it is in the best interests of the Shareholders and the best interests of the Corporation to provide for vote of the Subject Shares in the manner provided for herein;

      NOW, THEREFORE, in consideration of the premises and covenants herein contained, it is agreed as follows:

      1. Revocation of Prior Agreements. Any and all prior agreements relating wholly or in part to any matters concerning voting agreements between the Shareholders are hereby revoked. The provisions of this Agreement shall be the sole determinative of the terms and conditions relating to the vote of Subject Shares.

      2. Shares Included. For the purposes of this Agreement, the definition of the Subject Shares, shall be deemed to include:

       (a) all other shares of Common Stock of the Corporation acquired by any of the Shareholders subsequent to the date of hereof, whether such acquisition is as a result of purchase, gift or other acquisition or as a result of any stock splits, stock dividends, rights offerings or other distributions of Common Stock of the Corporation.

       (b) all other shares of Common Stock of the Corporation held by any party executing a counterpart of this Agreement subsequent to the date hereof.

      3. Term. The term of this Agreement (the "Term") shall commence as of the Effective Date and shall end on August 1, 2002. Accordingly, during the Term, the Subject Shares shall be voted on any and all matters which required the vote of shareholders of the Corporation strictly in accordance with the terms of this Agreement.
 Upon expiration of the Term, this Agreement shall be null, void and of no further force or effect.

      4. Conflict with Bylaws or Articles of Incorporation. If a conflict exists between any provision of this Agreement and the Articles of Incorporation of the Corporation (the "Articles") or the Bylaws of the Corporation (the "Bylaws") then the Shareholders shall undertake any and all appropriate action in order to revise such Articles or Bylaws in order to effectuate the provisions of this Agreement.

      5. Voting Agreement. During the Term, the Subject Shares shall be voted by John Hamilton ("Hamilton") on any and all matters where the holder of any such Subject Share is entitled to vote thereon in such manner as may be determined by Hamilton in the exercise of the sole and exclusive discretion of Hamilton. In connection with the forgoing, simultaneously with the execution hereof by a Shareholders, each such Shareholder shall execute that certain irrevocable proxy (the "Irrevocable Proxy") in the form attached hereto as Exhibit 5.

      6. Endorsement on Stock Certificates. Upon execution of this Agreement, each Shareholder shall tender the certificates representing such Shareholder's Subject Shares to the transfer agent of the Corporation so that the following language can be conspicuously noted thereon:

      THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A VOTING AGREEMENT DATED AUGUST 1, 2000 AND AN IRREVOCABLE PROXY DATED AUGUST 1, 2000 IN CONNECTION THEREWITH, COPIES OF WHICH ARE ON FILE AT THE OFFICE OF THE CORPORATION. THE CORPORATION WILL FURNISH A COPY OF SAME TO ANY PROSPECTIVE TRANSFEREE UPON WRITTEN REQUEST AND WITHOUT CHARGE.

 7. Intent of Agreement. It is a stated purpose of this Agreement that during the Term, the Subject Shares shall be voted only by Hamilton, in the exercise of the sole and exclusive discretion of Hamilton, or the authorized successors or assigns of Hamilton. To that end, the Shareholders further agree to take or refrain from taking such actions as shall be necessary to effectuate the purposes of this Agreement.

 8. Perpetual Terms. Each Shareholder hereby agrees that so long as this Agreement remains in force and effect each such Shareholder shall do all things pursuant to the terms and conditions of this Agreement and shall undertake such actions which are necessary, proper and consistent with the laws of the State of Florida to accomplish the purpose hereof.

      9.    Miscellaneous.

       (a) Arbitration. All disputes, controversies or differences that may arise between the parties out of, in relation to or in connection with this Agreement shall be resolved by arbitration pursuant to the commercial arbitration rules then in effect of the American Arbitration Association, by which arbitration each party hereto shall be bound. Each party shall promptly select an arbiter from the approved list of arbiters provided by the American Arbitration Association, and these two (2) arbiters shall then select a third arbiter. Any arbitration hearing shall be held in Palm Beach County. Any award rendered by the arbiters shall be final and binding on the parties and shall be specifically enforceable. The prevailing party in any such arbitration shall be entitled to the costs associated with such arbitration, including attorneys' fees and costs. In the event such specific enforcement is so required, each party to this Agreement hereby expressly and irrevocably submits to the jurisdiction of the United States District Court, Southern District of Florida or any other competent court sitting in the State of Florida, County of Palm Beach, and each party waives the right to nay other jurisdiction or venue to which any of them may be entitled by reason of its present or future domicile. Furthermore, each of the parties hereto consents to the service of process by registered of certified mail to the address set forth in the Notice section of this Agreement.

       (b) Authorization. The parties signing this Agreement represent and warrant that they have the full authority and legal capacity to do so.

       (c) Benefit. This Agreement shall enure to the benefit to the parties thereto and there respective successors and assigns.

       (d) Captions. The captions used herein are provided only as a matter of convenience and for reference and in no way define, limit or describe the scope of this Agreement nor the intent of any provision hereof.

       (e) Counterparts. This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement.

       (f) Entire Agreement. This Agreement and the Irrevocable Proxy contains the entire agreement between the parties hereto with respect to the subject matter hereof, and any prior or contemporaneous oral or written agreements, understandings, arrangements, negotiations or communications among the parties not specifically incorporated herein shall be of no force or effect.

       (g) Equitable Remedies. Notwithstanding the agreement by the parties hereto to arbitrate disputes as indicated hereinabove, the parties acknowledge and agree that agreement by the Shareholders to permit Hamilton to vote the Subject Shares relate to special, unique and extraordinary matters and that a violation of any of the terms of this Agreement in connection therewith will cause irreparable injury for which adequate remedies are not available at law. Therefore, each Shareholder agrees that Hamilton shall be entitled to an injunction, restraining order or other equitable relief (without the requirement to post bond) restraining any Shareholder from committing any violation of the covenants or obligations contained in this Agreement. These injunctive remedies are cumulative and are in addition to any other rights and remedies available at law or in equity.

       (h) Facsimile Execution. Facsimile signatures on counterparts of this Agreement are hereby authorized and shall be acknowledged as if such facsimile signatures were an original execution, and this agreement shall be deemed as executed when an executed facsimile hereof is transmitted by facsimile.

       (i) Governing Law. This Agreement shall be construed and interpreted in accordance with and shall be governed by the laws of the State of Florida, without regard to principals of conflict of law and irrespective of the fact that one or more parties hereto is now or may hereafter be a resident of a different state, jurisdiction or country.

       (j) Modification. This Agreement shall not be modified, varied or amended except by the written agreement signed by each of the parties hereto.

       (k) No Implied Waivers. The failure of either party to require the performance by the other party to any provision hereof shall in no way affect the full right to require such performance at any time thereafter. The waiver by either party of a breach of any provision hereof shall not constitute a waiver of any subsequent breach of the same or any other provision, nor shall it constitute a waiver of the provision itself.

       (l) Notices. All notices to be given under this Agreement shall be in writing, and may be given, served or made by depositing the same in the U.S. mail addressed to the party to be notified at the address herein set forth, post-paid and registered or certified with return receipt requested, by recognized overnight delivery service, by delivering the same in person to such party or by sending such notice by facsimile transmission:

If to Hamilton:         ___________________
                        ___________________
                        ___________________
                        ___________________

If to Shareholders:     See Attached Counterpart
                        Signature Page

         (m) Rights of Third Parties. Except as otherwise specifically provided for herein, nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any person, firm or corporation, other than the parties hereto, any rights or remedies under or by reason of this Agreement.

         (n) Severability. In the event any one or more of the provisions of this Agreement or the application thereof shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions hereof and any other application thereof shall in no way be affected or impaired.

                     (Signatures appear next page)

                       COUNTERPART SIGNATURE PAGE


        IN WITNESS WHEREOF, Shareholder has executed this
  Agreement as of the day first above written:




                                     _____________________________

                                     Address:

                                     _____________________________
                                     _____________________________

                               Exhibit 5

                           Irrevocable Proxy